ELIZABETH ARDEN
                               [Red Door Logo]

FOR IMMEDIATE RELEASE

             ELIZABETH ARDEN, INC. REPORTS THIRD QUARTER RESULTS

- EPS of $1.59, Before Non-Cash Charge, Ahead of Consensus Estimate of $1.50 -
                  - Company Affirms Full Year Guidance -
------------------------------------------------------------------------------
     New York, New York (December 5, 2003) - Elizabeth Arden, Inc. (NASDAQ:
RDEN), a global prestige fragrance and beauty products company, today reported results for the third quarter and the nine months ended October 25, 2003.

THIRD QUARTER RESULTS

     Net sales for the third quarter increased to $321.3 million compared with $314.8 million for the same quarter last year and are in line with the Company's prior guidance. As previously indicated, sales results for the third quarter reflect a shift in promotional and fragrance innovation activities between the Company's third and fourth fiscal quarters as compared to the prior year period.

     Net income increased to $38.9 million compared with $37.7 million for the same period last year. Third quarter earnings per fully diluted share were $1.59, before giving effect to a non-cash charge for the accretion associated with the Series D Convertible Preferred Stock converted into common stock which was sold in the Company's recent public offering. This exceeded the analysts' consensus estimate of $1.50 per share. Reported earnings, after giving effect to the above charge, was $0.88 per fully diluted share.

     Earnings per fully diluted share of $1.59 were based on 24.5 million weighted average shares outstanding. This compares to $1.64 per fully diluted share, based on 23.0 million weighted average shares outstanding, in the prior year period. The increase in the number of shares is the result of the public offering of common stock completed in October 2003, as well as an increase in the Company's stock price, which increases the number of fully diluted shares based on the treasury method of accounting for the Company's outstanding stock options.

     E. Scott Beattie, Chairman and Chief Executive Officer of Elizabeth Arden, Inc., commented, "The third quarter was an eventful one. The successful equity offering completed in October allowed to us to accelerate our de-leveraging strategy and increase our market float by over 40%. Including the $20 million of bonds we just called, we have reduced our long-term debt by over $100 million since the beginning of the year. All of our selling units performed as expected, and our mass business in particular continued to strengthen throughout the quarter."

     Mr. Beattie continued, "We are optimistic as we enter the holiday selling season. While it is still early, we are encouraged by our solid retail performance to date. Moreover, we are excited about the impact our advertising efforts will have on our brands across all of our channels of distribution this season. Our first television commercial featuring global spokesperson

Catherine Zeta-Jones just recently began to air and, along with television commercials supporting our Elizabeth Taylor fragrances, will continue throughout the holiday season."

NINE MONTHS RESULTS

     Net sales for the first nine months of fiscal 2004 increased to $600.5 million compared with $582.3 million for the same period of the prior fiscal year. Net income for the nine-month period was $13.1 million compared with net income of $17.7 million for the same period last fiscal year.

REDEMPTION OF SENIOR SECURED NOTES AND SENIOR NOTES

     On November 21, 2003, the Company redeemed $56 million principal amount of its 11 3/4% Senior Secured Notes due 2011 at a redemption price of 111.75%, plus accrued interest. The Company funded the repurchase with the net proceeds from its public offering of 5,750,000 shares of common stock, which
it closed on October 22, 2003.   The Company sold 3,666,667 shares in the
offering, and Unilever sold 2,083,333 shares, at an offering price of $18.25 per share.

     As previously announced, on October 24, 2003, the Company repurchased $20 million aggregate principal amount of its 10 3/8% Senior Notes due 2007 at a redemption price of 103.458%, plus accrued interest.

     Also, on November 18, 2003, the Company called for redemption an additional $20 million of its 10 3/8% Senior Notes due 2007 at the same redemption price, plus accrued interest. The redemption date will be December 17, 2003.

OUTLOOK

     Based on the continued strength of the mass business, increases in the Company's advertising and promotional activities, and an anticipated improvement in the holiday selling season as compared to last year, the Company confirms its previous expectations for the full fiscal year ended January 31, 2004. Annual net sales are expected to be in the range of $790 million to $805 million. Annual earnings per fully diluted share are expected to range between $0.90 and $0.95, before the non-cash charge for the accretion associated with the Series D Convertible Preferred Stock mentioned earlier, charges related to the early extinguishment of debt, and approximately $2.0 million to $2.5 million charge related to the recently announced consolidation of its distribution facilities.

     The current earnings per share guidance includes the interest savings resulting from the repurchase of senior notes with the net proceeds from the Company's recently completed common stock offering and is based on 25.1 million weighted average shares outstanding. The Company's prior guidance of earnings of $0.93 to $0.98 per fully diluted share was based on 23.4 million common shares outstanding. The increase in the weighted average number of fully diluted outstanding common shares reflects the common stock offering.

CONFERENCE CALL INFORMATION

     The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss third quarter results as well as its outlook for the remainder of fiscal year 2004. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site at www.elizabetharden.com until December 19, 2003.


     Elizabeth Arden is a global prestige fragrance and beauty products company. The Company's portfolio of leading brands includes the fragrance brands Red Door, Red Door Revealed, Elizabeth Arden green tea, 5th Avenue, ardenbeauty, Elizabeth Taylor's White Diamonds, Passion, Forever Elizabeth and Gardenia, White Shoulders, Geoffrey Beene's Grey Flannel, Halston, Halston Z-14, Unbound, PS Fine Cologne for Men, Design and Wings; the Elizabeth Arden skin care line, including Ceramides and Eight Hour Cream; and the Elizabeth Arden cosmetics line.

Company Contact:   Marcey Becker
 Senior Vice President, Finance
                   (203) 462-5809

Investor Contact:    Cara O'Brien/Lila Sharifian
                   Financial Dynamics
                   (212) 850-5600

Press Contact:     Stephanie Sampiere
                   Financial Dynamics
                   (212) 850-5600

     In connection with the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans" and "projection") are not historical facts and may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:
 our substantial indebtedness and debt service obligations; our ability to successfully and cost-effectively integrate acquired businesses or new brands; our absence of contracts with customers or suppliers and our ability to maintain and develop relationships with customers and suppliers; international and domestic economic and business changes that could impact consumer confidence; our customers' financial condition; our ability to access capital for acquisitions; the assumptions underlying our critical accounting estimates; the retention and availability of key personnel; changes in the retail, fragrance and cosmetic industries; our ability to launch new products and implement our growth strategy; the impact of competitive products and pricing; changes in product mix to less profitable products; risks of international operations, including foreign currency fluctuations; economic and political consequences of terrorist attacks and political instability in certain regions of the world; diseases affecting customer purchasing patterns, delays in shipments, inventory shortages and higher costs of production due to interruption of operations at key manufacturing or fulfillment facilities that, after consolidations of manufacturing and fulfillment locations, manufacture or provide logistic services for the majority of our supply of certain products; changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards; legal and regulatory proceedings that affect, or will affect, our business; and other risks and uncertainties. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                       (Financial Tables To Follow)

                  ELIZABETH ARDEN, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF OPERATIONS DATA
                                 (Unaudited)
            (In thousands, except percentages and per share data)

                             Three Months Ended         Nine Months Ended
                          October 25,  October 26,   October 25,  October 26,
                              2003         2002          2003         2002
                          -----------  -----------   ----------   -----------
Net Sales                   $321,313     $314,807     $600,490     $582,277
Cost of Sales                186,276      177,738      359,331      342,577
                            --------     --------     --------     --------
Gross Profit                 135,037      137,069      241,159      239,700
Gross Profit Percentage (a)     42.0%        43.5%        40.2%        41.2%

Selling, General and
 Administrative Expenses      64,490       61,537      176,384      163,196
Depreciation and
 Amortization                  5,038        5,874       15,253       17,280
                            --------     --------     --------     --------
Total Operating Expenses      69,528       67,411      191,637      180,476
Interest Expense, Net        (10,631)     (11,265)     (31,007)     (32,321)
Other Income (Expense)          (293)          77         (145)         218
Income Before Income Taxes    54,585       58,470       18,370       27,121
Provision for Income Taxes    15,664       20,738        5,272        9,455
                            --------     --------     --------     --------
Net Income                    38,921       37,732       13,098       17,666
                            --------     --------     --------     --------
Accretion and Dividend on
 Preferred Stock               1,001          913        2,963        2,740
Accelerated Accretion on
 Converted Preferred Stock    18,584           --       18,584           --
                            --------     --------     --------     --------
Net Income (Loss)
 Attributable to Common
 Shareholders               $ 19,336     $ 36,819     $ (8,449)    $ 14,926
                            ========     ========     ========     ========

As reported:
-----------
  Basic Income (Loss)
   Per Share                $   1.07     $   2.07     $  (0.47)    $   0.84
  Diluted Income (Loss)
   Per Share                $   0.88     $   1.64     $  (0.47)    $   0.77

  Basic Shares                18,097       17,765       17,966       17,733
  Diluted Shares              22,468       22,980       17,966       23,040

EBITDA (b)                  $ 70,254     $ 75,609     $ 64,630     $ 76,722
EBITDA Percentage (a)           21.9%        24.0%        10.8%        13.2%

Adjusted before giving
 effect to the converted
 Series D Convertible
 Preferred Stock (c)
------------------------
  Basic Income Per Share    $   2.10     $   2.07     $   0.56     $   0.84
  Diluted Income Per Share  $   1.59     $   1.64     $   0.55     $   0.77

  Basic Shares                18,097       17,765       17,966       17,733
  Diluted Shares              24,529       22,980       23,879       23,040

------------------------

(a) Based on the percentages of net sales for the periods.

(b) EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure
(particularly when acquisitions are involved), depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure and the accounting method used for our acquisitions, we believe EBITDA is a relevant measure.
This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures.

     The following is a reconciliation of net income, as determined in accordance with generally accepted accounting principles, to EBITDA: (For a reconciliation of net income to EBITDA for prior fiscal year periods, see the Company's Annual Report on Form 10-K for the fiscal year ended January 31,
2003 which can be found on the Company's website at www.elizabetharden.com).

(In thousands)
                            Three Months Ended          Nine Months Ended
                         October 25,   October 26,   October 25,  October 26,
                            2003          2002          2003         2002
                         -----------   -----------   -----------  -----------
Net income                 $ 38,921      $ 37,732      $ 13,098     $ 17,666
Plus:
 Provision for
  income taxes               15,664        20,738         5,272        9,455
 Interest expense            10,631        11,265        31,007       32,321
 Depreciation and
  amortization                5,038         5,874        15,253       17,280
                           --------      --------      --------     --------
EBITDA                       70,254        75,609        64,630       76,722
Debt extinguishment
 charges                        290             -           168            -
                           --------      --------      --------     --------
EBITDA excluding debt
 extinguishment charges    $ 70,544      $ 75,609      $ 64,798     $ 76,722
                           ========      ========      ========     ========

                 [Remainder of Page Intentionally Left Blank]

(c) The following tables reconcile the calculation of net income (loss) per share on a basic and fully diluted basis from the amounts reported in accordance with generally accepted accounting principles ("GAAP") to such amounts before giving effect to the accretion on the converted Series D Convertible Preferred Stock ("Preferred Stock"). This disclosure is being provided as we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the anti-dilutive effects of the timing of the accretion charges on the Preferred Stock. The presentation of the non-GAAP information titled "Net income per share as adjusted" or "Net income per diluted share as adjusted" is not meant to be considered in isolation or as a substitute for net income or diluted income per share prepared in accordance with GAAP

                                          Three Months Ended           Nine Months Ended
                                        October 25,  October 26,    October 25,  October 26,
                                           2003         2002           2003         2002
                                        -----------  -----------    -----------  -----------
As reported:
-----------
Basic
  Net income (loss) attributable to
   common shareholders as reported        $19,336       $36,819       $(8,449)     $14,926
                                          =======       =======       =======      =======
  Weighted average shares
   outstanding as reported                 18,097        17,765        17,966       17,187
                                           ======        ======        ======       ======
  Net income (loss) per
   basic share as reported                  $1.07         $2.07        $(0.47)       $0.84
                                            =====         =====         =====       ======
Diluted
  Net income (loss) attributable to
   common shareholders as reported        $19,336       $36,819       $(8,449)     $14,926
  Accretion and dividend on the
   Preferred Stock not converted during
   the period                                 500           913            --        2,740
                                          -------       -------       -------      -------
    Net income (loss) as adjusted         $19,836       $37,732       $(8,449)     $17,666
                                          =======       =======       =======      =======

  Weighted average basic shares
   outstanding as reported                 18,097        17,765        17,966       17,733
  Potential common shares --
   treasury method                          2,130         1,048            --        1,140
  Assumed conversion of Preferred Stock     2,083         4,167            --        4,167
  Dividend shares on the Preferred Stock      158                                       --
                                          -------       -------       -------      -------
    Weighted average shares and potential
     dilutive shares as reported           22,468        22,980        17,966       23,040
                                          =======       =======       =======      =======
    Net income (loss) per diluted share
     as reported                            $0.88         $1.64        $(0.47)       $0.77
                                            =====         =====        ======        =====
Adjusted before giving effect to the
 converted Preferred Stock:
------------------------------------
Basic
  Net income (loss) attributable to
   common shareholders as reported        $19,336       $36,819       $(8,449)     $14,926

  Accelerated accretion on the converted
   Preferred Stock                         18,584                      18,584           --
                                          -------       -------       -------      -------
    Net income attributable to common
     shareholders as adjusted             $37,920       $36,819       $10,135      $14,926
                                          =======       =======       =======      =======
  Weighted average shares
   outstanding as reported                 18,097        17,765        17,966       17,733
                                           ======        ======        ======       ======
  Net income per share as adjusted          $2.10         $2,07         $0.56        $0.84
                                            =====         =====         =====        =====
Diluted
  Net income (loss) as adjusted           $19,836       $37,732       $(8,449)     $17,666
  Accretion and dividend on the
   Preferred Stock converted during
   the period                                 501            --         2,963           --
  Accelerated accretion on the Preferred
   Stock converted during the period       18,584            --        18,584           --
                                          -------       -------       -------      -------
    Net income as adjusted before
     giving effect to the converted
     Preferred Stock                      $38,921       $37,732        $13,098     $17,666
                                          =======       =======        =======     =======
  Weighted average shares and potential
   dilutive shares as reported             22,468        22,980         17,966      23,040

  Potential common shares -- treasury
   method                                      --            --          1,596          --

  Effect of assumed conversion of
   Preferred Stock at beginning of
   period                                   2,061            --          4,159          --
  Dividend shares on the Preferred Stock        -             -            158           -
                                          -------       -------        -------     -------
    Weighted average shares and potential
     dilutive shares as adjusted           24,529        22,980         23,879      23,040
                                          =======        ======        =======     =======
    Net income per diluted share as
     adjusted before giving effect to the
     converted Preferred Stock              $1.59         $1.64          $0.55       $0.77
                                            =====         =====          =====       =====

                    ELIZABETH ARDEN, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                    (Unaudited except for January 31, 2003)
                                (In thousands)

                         ----------------------- As of ----------------------
                         October 25, 2003  January 31, 2003  October 26, 2002
                         ----------------  ----------------  ----------------
Cash                         $ 22,771          $ 22,663         $ 14,347
Accounts Receivable, Net      275,916           118,844          285,367
Inventories                   213,251           200,876          199,702
Property and Equipment, Net    36,516            36,216           35,843
Exclusive Brand Licenses,
 Trademarks and
 Intangibles, Net             196,702           205,534          204,773
Total Assets                  786,820           627,620          791,198
Short-Term Debt                87,010             2,068          125,000
Current Liabilities           264,286           150,833          312,557
Long-Term Liabilities         295,391           329,309          333,741
Total Debt                    378,842           322,397          450,962
Preferred Stock                10,253            15,634           14,720
Shareholders' Equity          216,890           131,844          130,180
Working Capital               272,960           216,461          218,618

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